Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Workday, Inc. for the registration of Class A common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our reports dated March 20, 2017, with respect to the consolidated financial statements of Workday, Inc., and the effectiveness of internal control over financial reporting of Workday Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
June 1, 2017